Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617-570-1000

April 29, 2025

Allurion Technologies, Inc.

11 Huron Drive

Natick MA 01760

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”), filed on April 29, 2025, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering of up to 6,177,348 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Allurion Technologies, Inc., a Delaware corporation (the “Company”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”), including up to 2,601,976 shares of Common Stock (the “Shares”) issued and outstanding on the date hereof and up to 3,575,372 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants previously issued by the Company and outstanding on the date hereof.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion in numbered paragraph 2, we have assumed that, when any Warrant Shares are issued, the total number of those shares, together with the total number of other shares of Common Stock then issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Warrant Shares have been duly authorized and, when delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP